MARVELL TECHNOLOGY, INC.
AMENDED AND RESTATED 1995 STOCK OPTION PLAN
STOCK UNIT AGREEMENT
1.Grant. The Company hereby grants to the participant named in the Notice of Grant (“Participant”) an Award of restricted stock units (“Stock Units”), subject to all of the terms and conditions in this Stock Unit Agreement, including any additional terms and conditions for Participant’s country set forth in the appendix attached hereto (the “Appendix” and, collectively with this Stock Unit Agreement, the “Agreement”) and the Amended and Restated 1995 Stock Option Plan (the “Plan”), which is incorporated herein by reference. Capitalized terms used herein but not defined shall have the same meaning as ascribed in the Plan.
2.Company’s Obligation to Pay. Each Stock Unit represents the right to receive a Share on the date it vests. It is a bookkeeping entry that represents only the Company’s unfunded and unsecured promise to issue Shares (or distribute cash) on a future date. As a holder of Stock Units, Participant has no rights other than the rights of a general creditor of the Company. Unless and until the Stock Units will have vested in the manner set forth in Section 3, Participant will have no right to payment under any such Stock Units. Prior to actual payment under any vested Stock Units, such Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any Stock Units that vest in accordance with Section 3 or 4 will be settled to Participant (or in the event of Participant’s death, to his or her estate or legal representative) in whole Shares, subject to any withholding obligations with respect to Tax-Related Items as defined and set forth in Section 7. Subject to the provisions of Section 4, such vested Stock Units will be paid in Shares as soon as practicable after vesting, but in each such case within the period ending no later than the date that is two and one half (2½) months from the end of the calendar year that includes the vesting date.
3.Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Stock Units awarded by this Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant, unless Participant has provided Continuous Service from the date of grant until the date such vesting occurs in accordance with the provisions of this Agreement. If Participant goes on an approved leave of absence, then, subject to applicable law, the vesting schedule specified in the Notice of Grant will be adjusted to suspend vesting in accordance with the terms and conditions governing the approved leave of absence and, if applicable, the Company’s leave of absence policy as then in effect and as the Company may adopt and/or adjust from time to time.
4.Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the unvested Stock Units, or some lesser portion thereof, at any time, subject to the terms of the Plan. If so accelerated, such Stock Units will be considered as having vested as of the date specified by the Administrator.
6728180-v4\GESDMS – May 2021

For U.S. tax purposes, notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of unvested Stock Units, or some lesser portion thereof, is accelerated in connection with Participant’s termination of Continuous Service (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination of Continuous Service and (y) the settlement of such accelerated Stock Units will result in the imposition of additional tax under Section 409A if the underlying Shares are paid to Participant on or within the six (6)-month period following Participant’s termination of Continuous Service, then the settlement of such accelerated Stock Units in Shares will not be made until the date six (6) months and one (1) day following the date of Participant’s termination of Continuous Service, unless Participant dies following his or her termination of Continuous Service, in which case the Stock Units will be settled in Shares to Participant’s estate as soon as practicable following his or her death. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Code and any U.S. Treasury Regulations and U.S. Internal Revenue Service guidance thereunder, as each may be amended from time to time.
5.Forfeiture upon Termination of Continuous Service. Notwithstanding any contrary provision of this Agreement, in the event Participant’s Continuous Service is terminated (regardless of the reason of the termination and whether or not such termination is later found invalid or in breach of employment laws in the jurisdiction where Participant is employed or otherwise providing services or the terms of Participant’s employment or other service agreement, if any), any Stock Units that have not vested as of the date of such termination (the “Termination Date,” as further defined below) will immediately terminate and the Shares covered by the outstanding Stock Units shall revert to the Plan. For purposes of this Agreement, the Termination Date will be the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary and will not be extended by any notice period (e.g., the period of Participant’s Continuous Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under local law or Participant’s employment or other service agreement, if any). The Administrator shall have the sole discretion to determine when the Termination Date occurs for purposes of the Stock Units (including whether Participant may still be considered to be providing services while on a leave of absence).
6.Death of Participant. Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant or if a beneficiary designation is not valid (for employees outside the United States), the administrator, executor or legal representative of Participant’s estate. Any such transferee must furnish the Company with (a) a written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any U.S. and non-U.S. laws or regulations pertaining to said transfer.
6728180-v4\GESDMS – May 2021    2

7.Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, the Parent or Subsidiary that employs Participant or to which Participant otherwise renders services (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable or deemed applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Units, including, but not limited to, the grant, vesting or settlement of the Stock Units, the issuance of Shares upon settlement of the Stock Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, Participant acknowledges that if Participant is subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, Participant will make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations, if any, with regard to all applicable Tax-Related Items by one or a combination of the following:
(i)withholding from Participant’s wages or other cash compensation payable to Participant by the Company, the Employer and/or any other Parent or Subsidiary;
(ii)accepting a payment from Participant in the form of cash, check or wire transfer;
(iii)withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent);
(iv)withholding Shares to be issued upon vesting/settlement of the Stock Units, provided, however, that if Participant is a Section 16 officer of the Company under the Exchange Act, then Participant may elect the form of withholding from the alternatives above in advance of any taxable or tax withholding event, as applicable, and in the absence of Participant's timely election, the Company will withhold Shares upon the relevant taxable or tax withholding event or the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) may determine that a particular method be used to satisfy any obligations for Tax Related Items; or
6728180-v4\GESDMS – May 2021    3

(v)any other method of withholding determined by the Company and, to the extent required by applicable law or the Plan, approved by the Committee.
The Company may withhold or account for Tax-Related Items by considering statutory or other applicable withholding rates, including minimum or maximum rates applicable in Participant’s jurisdiction(s). In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash with no entitlement to the equivalent in Shares, or, if not refunded, Participant may be able to seek a refund from the local tax authorities. In the event of under-withholding, Participant may be required to pay additional Tax-Related Items directly to the applicable tax authorities. If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, Participant will be deemed to have been issued the full number of Shares subject to the vested Stock Units, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.
Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described in this section.
If Participant fails to make satisfactory arrangements to satisfy applicable withholding obligations for Tax-Related Items hereunder, Participant will permanently forfeit such Stock Units and any right to receive Shares thereunder and the Stock Units will be returned to the Company at no cost to the Company.
8.Rights as Shareholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including by way of book entry). After such issuance, recordation and delivery, Participant will have all the rights of a shareholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
9.Nature of Grant. By accepting the Stock Units, Participant understands, acknowledges and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;
(c)all decisions with respect to future restricted stock unit grants, if any, will be at the sole discretion of the Company;
6728180-v4\GESDMS – May 2021    4

(d)the grant of the Stock Units and Participant’s participation in the Plan do not create a right to employment and shall not be interpreted as forming or amending an employment or services contract with the Company, the Employer or any other Parent or Subsidiary and shall not interfere with the ability of the Employer to terminate Participant’s employment or other service relationship (if any);
(e)Participant is voluntarily participating in the Plan;
(f)the Stock Units and the Shares subject to the Stock Units, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)the Stock Units and the Shares subject to the Stock Units, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, leave-related payments, holiday top-up, pension or retirement, or welfare benefits or similar mandatory payments;
(h)unless otherwise agreed in writing with the Company, the Stock Units and the Shares subject to the Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, any service Participant may provide as a director of any Parent or Subsidiary;
(i)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(j)no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Units resulting from (i) the application of any recoupment or recovery policy adopted by the Company or otherwise required by law, or (ii) termination of Participant’s Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of local labor laws in the jurisdiction where Participant is employed or otherwise providing services or the terms of his or her employment or other service contract, if any);
(k)the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan; Participant should consult with his or her own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan;
(l)the Stock Units and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability; and
(m)neither the Company, the Employer nor any other Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency (if not the United States dollar) and the United States dollar that may affect the value of the Stock
6728180-v4\GESDMS – May 2021    5

Units or of any amounts due to Participant pursuant to the settlement of the Stock Units or the subsequent sale of any Shares acquired under the Plan.
10.Data Privacy Information and Consent.
(a)Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about Participant, including, but not limited to, Participant’s name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all awards granted under the Plan or any other entitlement to Shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is Participant’s consent.
(b)Stock Plan Administration Service Providers. The Company transfers Data to E*TRADE Financial Corporate Services, Inc. and certain of its affiliated companies (the “Designated Broker”), an independent service provider based in the United States, which is assisting the Company with the implementation, administration and management of the Plan. Participant may be asked to agree on separate terms and data processing practices with the Designated Broker, with such agreement being a condition to the ability to participate in the Plan. In the future, the Company may select a different service provider or additional service providers and share Data with such other provider(s) serving in a similar manner.
(c)International Data Transfers. If Participant resides, works or is otherwise located outside of the United States, Data will be transferred from Participant’s country to the United States, where the Company and the Designated Broker, respectively, are based. Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. If Participant is located in the European Union (“EU”) and/or European Economic Area (“EEA”), Participant understands and acknowledges that the United States are not subject to an unlimited adequacy finding by the European Commission and might not provide a level of protection of personal data equivalent to the level of protection in Participant’s country. As a result, in the absence of the implementation of appropriate safeguards such as the Standard Contractual Clauses or binding corporate rules adopted by the EU Commission, the processing of personal data might not be subject to substantive data processing principles or supervision by data protection authorities. In addition, data subjects might have no, or less, enforceable rights regarding the processing of their personal data. The Company’s legal basis for the transfer of Data, where required, is Participant’s consent.
(d)Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, securities, exchange control, labor and other laws.
6728180-v4\GESDMS – May 2021    6

(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Participant is providing the consents herein on a purely voluntary basis. Participant may withdraw any such consent at any time with future effect for any or no reason. If Participant does not consent, or if Participant later seeks to revoke the consent, Participant’s salary from or employment with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant Participant Stock Units under the Plan or other awards or administer or maintain such awards. For more information on the consequences of refusal to consent or withdrawal of consent, Participant should contact his or her local human resources representative.
(f)Data Subject Rights. Participant may have a number of rights under data privacy laws in his or her jurisdiction. Depending on where Participant is based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify or amend incorrect or incomplete Data, (iii) delete Data, (iv) request restrictions on processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Participant can contact his or her local human resources representative.

Declaration of Consent. By accepting this Agreement and indicating consent via the Company’s acceptance procedure, Participant explicitly declares his or her consent to the data processing practices described in this Section 10, including, without limitation, to the collection, processing and use of Data by the Company and, if applicable, to the transfer of Data to the recipients mentioned above, including the onward transfer of Data by the Company to the Designated Broker, or, as the case may be, a different service provider selected by the Company.

11.Participant Acknowledgments. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY PROVIDING CONTINUOUS SERVICE THROUGH THE VESTING DATE AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF STOCK UNITS OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES THAT HE OR SHE IS NOT ENTITLED TO PRO RATA VESTING OF ANY SHARES FOR ANY PERIOD PRIOR TO THE TERMINATION DATE. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT FOR CONTINUOUS SERVICE FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE EMPLOYER TO TERMINATE PARTICIPANT’S CONTINUOUS SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE.
Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Stock Units subject to all of the terms and provisions thereof. Participant has reviewed the Plan, this Agreement, and the Notice of Grant in their entirety, has had an opportunity to obtain the advice of counsel prior to
6728180-v4\GESDMS – May 2021    7

executing this Agreement and fully understands all provisions of such documents. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Notice of Grant or this Agreement.
12.Address. Any notice to be given to the Company under the terms of this Agreement should be addressed to the Company at its corporate headquarters, or at such other address as the Company may hereafter designate in writing. Participant agrees to timely notify the Company upon any change in his or her residence address, and acknowledges that the Company may in its discretion deliver share certificates representing Shares issued pursuant to the settlement of the Stock Units to such address.
13.Grant Not Transferable. The Stock Units may not be transferred in any manner otherwise than by will or by the laws of descent or distribution. The terms of Stock Units shall be binding upon the executors, administrators, heirs, successors and assigns of Participant.
14.Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
15.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
16.Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any U.S. or non-U.S. federal, state or local law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate or legal representative), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate U.S. or non-U.S. federal, state or local securities, exchange control or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company is under no obligation to register or qualify the shares with U.S. or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of Shares.
17.Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons.
6728180-v4\GESDMS – May 2021    8

No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
18.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to Stock Units awarded under the Plan or future Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any online or electronic system established and maintained by the Company or third party designated by the Company.
19.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
20.Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
21.Entirety; Modifications to Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Notwithstanding anything to the contrary in the Plan or this Agreement, if Participant is a U.S. taxpayer, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Stock Units.
22.Governing Law and Venue. This Agreement shall be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Stock Units or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California, and agree that such litigation will be conducted exclusively in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Stock Units is made and/or to be performed.
23.Language. By accepting the Award of Stock Units, Participant acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the content of this Agreement and any other Plan-related materials. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
24.Appendix. Notwithstanding any provisions in this Stock Unit Agreement, the Stock Units shall be subject to any additional terms and conditions set forth in any Appendix to
6728180-v4\GESDMS – May 2021    9

this Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
25.Insider-Trading/Market-Abuse Laws. Participant acknowledges that he or she may be subject to insider-trading restrictions and/or market-abuse laws in applicable jurisdictions, including the United States and (if different) the Participant’s country, his or her broker’s country and/or the country where the Shares are listed, which may affect his or her ability to accept, acquire, sell or attempt to sell, or otherwise dispose of Shares or right to Shares (e.g., Stock Units), or rights linked to the value of Shares, during such times as he or she is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdictions, including the United States and, if different, Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before possessing inside information. Furthermore, Participant may be prohibited from (i) disclosing the inside information to any third party and (ii) “tipping” third parties or causing them to otherwise buy or sell securities (third parties include fellow employees). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider-trading policy. Participant is responsible for complying with any applicable restrictions, so Participant should speak to his or her personal legal advisor for further details regarding any applicable insider-trading and/or market-abuse laws in Participant’s country.
26.Foreign Asset/Account Reporting Requirements; Exchange Controls; Tax Reporting. Participant acknowledges that Participant’s country may have certain foreign asset and/or account reporting requirements, exchange controls and/or tax reporting requirements which may affect Participant’s ability to acquire or hold Shares acquired under the Plan (or cash received from participating in the Plan) in a brokerage or bank account outside of Participant’s country. Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country and/or to pay and/or report applicable taxes due in connection with the Award on his or her own behalf. Participant may also be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to Participant’s country through a designated bank or broker within a certain time after receipt. Participant acknowledges that it is his or her responsibility to be aware of and compliant with such regulations and Participant should speak to his or her personal advisor on this matter.
27.Waiver. Participant acknowledges that a waiver by the Company of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other participant.
28.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or
6728180-v4\GESDMS – May 2021    10

advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
6728180-v4\GESDMS – May 2021    11

29.APPENDIX TO THE

MARVELL TECHNOLOGY, INC.
AMENDED AND RESTATED 1995 STOCK OPTION PLAN

STOCK UNIT AGREEMENT

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Stock Unit Agreement (including this Appendix, the “Agreement”) and/or the Marvell Technology, Inc. Amended and Restated 1995 Stock Option Plan (the “Plan”).

Terms and Conditions

This Appendix to the Stock Unit Agreement includes additional terms and conditions that govern the Stock Units granted to Participant if he or she resides and/or works in one of the countries listed herein. This Appendix forms part of the Agreement.

If Participant is a citizen or resident of a country other than the one in which Participant is currently residing and/or working, transfers employment and/or residency to another country after the Stock Units are granted, or is considered a resident of another country for local law purposes, the Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply to Participant.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the tax, securities, exchange control and other laws in effect in the respective countries as of April 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information noted herein as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time Participant vests in the Stock Units or sells Shares acquired under the Plan.

In addition, the information is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in his or her country may apply to Participant’s situation.

Finally, if Participant is a citizen or resident of a country other than the one in which Participant is currently residing and/or working, transfers employment and/or residency to another country after the Stock Units are granted, or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to Participant.

6728180-v4\GESDMS – May 2021    12

ARGENTINA

Notifications
Securities Law Information. Neither the Stock Units nor the underlying Shares is publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to any disclosure requirements in Argentina.
Exchange Control Information. Exchange control regulations in Argentina are subject to frequent change. Prior to transferring proceeds into Argentina, Participant should consult his or her local bank and/or personal legal advisor to confirm the applicable requirements.

Foreign Asset/Account Reporting Information. Participant is required to report certain information regarding any Shares held as of December 31 each year to the Argentine tax authorities on Participant’s annual tax return. Participant should consult with a personal tax advisor for assistance with complying with the applicable reporting requirements.

CANADA

1.Terms and Conditions
Settlement of Stock Units. The following provision supplements Section 2 of the Stock Unit Agreement:

Notwithstanding Section 2 of the Stock Unit Agreement and Section 13(c) of the Plan, the Stock Units will be settled in Shares only, not cash.

Forfeiture upon Termination of Continuous Service. The following provision replaces Section 5 of the Stock Unit Agreement in its entirety:

Notwithstanding any contrary provision of this Agreement, in the event Participant’s Continuous Service is terminated (regardless of the reason of such termination and whether or not such termination is later found invalid or in breach of employment laws in the jurisdiction where Participant is employed or otherwise providing services, or the terms of Participant’s employment or other service agreement, if any), any Stock Units that have not vested as of the date of such termination (the “Termination Date,” as further defined below) will immediately terminate and the Shares covered by the outstanding Stock Units shall revert to the Plan. For purposes of this Agreement, the Termination Date will be the date that is the earlier of: (1) the date of termination of Participant’s Continuous Service, and (2) the date Participant receives notice of termination of Continuous Service. In either case, the date shall exclude any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under local law. For greater certainty, Participant will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which Participant’s right to vest terminates, nor will Participant be entitled to any compensation for lost vesting.
6728180-v4\GESDMS – May 2021    13

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued participation in the Plan during a statutory notice period, Participant acknowledges that his or her right to participate in the Plan, if any, will terminate effective as of the last day of his or her minimum statutory notice period, but Participant will not earn or be entitled to any pro-rated vesting if the vesting date falls after the end of his or her statutory notice period, nor will Participant be entitled to any compensation for lost vesting.

The following provisions will apply if Participant resides in Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all addenda, documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette Convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Data Privacy Notice & Consent. The following provisions supplement Section 10 of the Stock Unit Agreement:

Participant hereby authorizes the Company and the Company’s representatives to discuss and obtain all relevant information from all personnel, professional or non-professional, involved in the administration of the Plan. Participant further authorizes the Company, the Employer, any other Parent and Subsidiary, and the Administrator to disclose and discuss the Plan with their advisors. Participant further authorizes the Company, the Employer and any other Parent or Subsidiary to record such information and to keep such information in Participant’s employee file.

Notifications

Securities Law Information. Participant acknowledges that he or she is permitted to sell Shares acquired under the Plan only through the Designated Broker, if any, provided the sale of the Shares acquired under Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the Nasdaq Stock Market).

Foreign Asset/Account Reporting Information. Specified foreign property, including shares and rights to receive shares (e.g., stock options, restricted stock units) of a non-Canadian company held by a Canadian resident must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds C$100,000 at any time during the year. Thus, the Stock Units must be reported (generally at a nil cost) if the C$100,000 cost threshold is exceeded because of other specified foreign property held by Participant. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if Participant owns other Shares, this ACB may
6728180-v4\GESDMS – May 2021    14

have to be averaged with the ACB of the other Shares. Participant should consult a personal tax advisor to ensure compliance with applicable reporting obligations.

CHINA

Terms and Conditions

The following Terms and Conditions and Notifications apply only if Participant is subject to the exchange control restrictions and regulations in the People’s Republic of China (“China”), including the requirements imposed by the State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion.

Supplemental Rules for China Employees. By accepting the Stock Units, Participant acknowledges and agrees to be bound by the terms of the Supplemental Rules of Marvell Stock Plans for China Employees.

No Transfer of Shares. Participant agrees that any Shares to be issued to Participant shall be deposited directly into an account with the Designated Broker. The deposited Shares shall not be transferable (either electronically or in certificate form) from the brokerage account. This limitation shall apply both to transfers to different accounts with the Designated Broker and to transfers to other brokerage firms. The limitation shall apply to all Shares issued to Participant under the Plan, and whether or not Participant’s Continuous Service terminates.

Sale of Shares. To facilitate compliance with exchange control laws in China, the Company may require Participant to sell Shares (i) immediately at vesting, (ii) upon termination of Continuous Service, or (iii) within any other timeframe as the Company determines for legal or administrative reasons. . If Participant does not sell his or her outstanding Shares within the time required by the Company, Participant hereby authorizes the Company to instruct the Designated Broker to sell the Shares on Participant’s behalf, and expressly authorizes the Designated Broker to complete the sale of Shares. Participant agrees to sign any forms and/or consents required by the Designated Broker to effectuate the sale of Shares. Participant acknowledges that the Designated Broker is under no obligation to arrange for the sale of Shares at any particular price.

Upon the sale of Shares, Participant understands that the Company agrees to pay Participant the cash proceeds from the sale of Shares, less any brokerage fees or commissions, and subject to any obligation to satisfy withholding obligations for Tax-Related Items. Participant understands that the proceeds from the sale of Shares may need to be repatriated to China pursuant to the below provision, and Participant agrees to comply with all requirements the Company may impose in order to facilitate compliance with exchange control requirements in China prior to receipt of the cash proceeds.

Participant acknowledges that he or she is not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of the Agreement.
6728180-v4\GESDMS – May 2021    15

Exchange Control Restrictions. Participant understands and agrees that Participant’s participation in the Plan and the vesting of Stock Units under the Plan is subject to the continued registration and compliance of the Plan with applicable exchange control regulations in China. Participant agrees that if the registration of the Plan lapses or the Company determines, in its discretion, that the Stock Units cannot vest due to regulatory restrictions, Participant’s participation in the Plan may be suspended, terminated or otherwise modified to ensure compliance with applicable laws and regulations.

Participant understands and agrees that, pursuant to local exchange control requirements, Participant will be required to immediately repatriate any cash proceeds from the sale of Shares and the receipt of any dividends to China. Participant further understands that, under applicable laws, such repatriation of the proceeds will be effected through a special exchange control account established by the Company, the Employer or any other Parent or Subsidiary, and Participant hereby consents and agrees that the proceeds from the sale of Shares and the receipt of any dividends will be transferred to such special account prior to being delivered to Participant.

Participant also understands that the Company will deliver the proceeds to Participant as soon as possible, but there may be delays in distributing the funds to Participant due to exchange control requirements in China. Proceeds may be paid to Participant in U.S. dollars or local currency, at the Company’s discretion. If proceeds are paid in U.S. dollars, Participant will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account.
Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
Notifications

Exchange Control Information. Participant may be required to report to SAFE all details of his or her foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents, either directly or through financial institutions. Shares acquired under the Plan and Plan-related transactions may be subject to reporting under these rules. Participant should consult with his or her personal legal advisor in this regard.

DENMARK

Terms and Conditions

Danish Stock Option Act. By accepting the Stock Units, Participant acknowledges that he or she has received an Employer Statement translated into Danish, which is being provided to comply with the Danish Stock Option Act (the “Act”). The Act applies only to “employees” as that term is defined in Section 2 of the Act. If Participant is a member of the registered
6728180-v4\GESDMS – May 2021    16

management of a Parent or Subsidiary in Denmark or otherwise does not satisfy the definition of employee, Participant is not subject to the Act and the Employer Statement will not apply to the Participant.

Nature of Grant. The following provision supplements Section 9 of the Stock Unit Agreement:

By accepting the Stock Units, Participant acknowledges, understands and agrees that it relates to future services to be performed and is not a bonus or compensation for past services.

Notifications

Foreign Asset/Account Reporting Information. Foreign bank and brokerage accounts and deposits and Shares held in such accounts must be reported on Participant’s annual tax return under the section on foreign affairs and income.

FINLAND

There are no country-specific provisions.

FRANCE

Terms and Conditions
Language Consent. By accepting the Agreement providing for the terms and conditions of Participant’s grant, Participants confirms having read and understood the documents relating to this grant (the Plan and the Agreement) which were provided in English language. Participant accepts the terms of those documents accordingly.
En acceptant le Contrat d’Attribution décrivant les termes et conditions de l’attribution, le participant confirme ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan et le Contrat d’Attribution) qui ont été communiqués en langue anglaise. Le participant accepte les termes en connaissance de cause.
Notifications

Tax Information. The Stock Units are not intended to qualify for special tax and social security treatment applicable to restricted stock units granted under Section L.225-197-1 to L.225-197-5 and Sections L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended.
Foreign Asset/Account Reporting Information. French residents must declare all foreign accounts, whether open, current, or closed, in their income tax returns. Participant should consult with a personal tax advisor to ensure compliance with applicable reporting obligations.

6728180-v4\GESDMS – May 2021    17

GERMANY

Notifications
2.
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). If Participant makes or receives a payment in excess of this amount, Participant is responsible for electronically reporting to German Federal Bank by the fifth day of the month following the month in which the payment occurs. The form of report (Allgemeine Meldeportal Statistik) can be accessed via German Federal Bank’s website (www.bundesbank.de) and is available in both German and English.

HONG KONG

Terms and Conditions

Settlement of Stock Units. The following provision supplements Section 2 of the Stock Unit Agreement:

Notwithstanding Section 2 of the Stock Unit Agreement and Section 13(c) of the Plan, the Stock Units will be settled in Shares only, not cash.

Sale of Shares. Participant hereby agrees that, in the event Stock Units vest and Shares are issued in respect of Stock Units within six months of the date of grant, Participant will not dispose of the Shares or otherwise offer the Shares to the public, prior to the six-month anniversary of the date of grant. Any Shares issued upon settlement of the Stock Units are accepted as a personal investment.

Notifications

SECURITIES WARNING. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Participant is advised to exercise caution in relation to the offer. If Participant is in any doubt about any of the contents of this Agreement, the Plan or any Plan prospectus, Participant should obtain independent professional advice. The Stock Units and any Shares issued thereunder do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company, a Parent or a Subsidiary. The Agreement, including this Appendix, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. The Stock Units and any documentation related thereto are intended solely for the personal use of each employee of the Company, a Parent or a Subsidiary and may not be distributed to any other person.

6728180-v4\GESDMS – May 2021    18

INDIA

Notifications

Exchange Control Information. Exchange control laws and regulations in India require that any proceeds from the sale of Shares acquired under the Plan and any dividends paid on such Shares be repatriated to India and converted into local currency within such period of time as prescribed under applicable Indian exchange control laws and regulations. Participant must obtain a foreign inward remittance certificate (“FIRC”) from the bank where Participant deposits the foreign currency. Participant should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. It is Participant’s responsibility to comply with applicable exchange control laws in India.

Foreign Asset/Account Reporting Information. Foreign bank accounts and any foreign financial assets (including Shares held outside India) must be reported in Participant’s annual Indian personal tax return. Participant is solely responsible for complying with this reporting obligation and should confer with his or her personal tax advisor in this regard.

ISRAEL

Terms and Conditions

Plan Appendix for Israeli Employees. The Stock Unit is granted to Participant pursuant to the rules of the Appendix to the Amended and Restated 1995 Stock Option Plan of Marvell Technology, Inc. in respect of Israeli Employees (the “Israeli Appendix”), and is subject to the terms and conditions as stated in the Israeli Appendix, the Plan, the Notice of Grant and Agreement (including this Appendix). By accepting the Stock Units, Participant acknowledges and agrees to be bound by the terms of the Israeli Appendix.

ITALY

Terms and Conditions
Plan Document Acknowledgment. In accepting the Stock Units, Participant acknowledges a copy of the Plan was made available to Participant, and that Participant has reviewed the Plan and the Agreement, including this Appendix, in their entirety and fully understands and accepts all provisions of the Plan, and the Agreement.
Participant further acknowledges that he or she has read and specifically and expressly approves the following provision in the Stock Unit Agreement: Section 3 (“Vesting Schedule”); Section 5 (“Forfeiture upon Termination of Continuous Service”); Section 7 (“Responsibility for Taxes”); Section 9 (“Nature of Grant”); Section 10 (“Data Privacy Information and Consent”); Section 11
6728180-v4\GESDMS – May 2021    19

(“Participant Acknowledgments”); Section 22 (“Governing Law and Venue”); Section 23 (“Language”) and Section 28 (“Imposition of Other Requirements”).
Notifications
Foreign Asset/Account Reporting Notification. If Participant holds investments abroad or foreign financial assets (e.g., cash, Shares, Stock Units) that may generate income taxable in Italy, Participant must report them on his or her annual tax return or on a special form if no tax return is due, irrespective of their value. The same reporting duties apply if Participant is a beneficial owner of the investments, even if he or she does not directly hold investments abroad or foreign assets.
Foreign Financial Asset Tax Notification. The value of any Shares (and certain other foreign assets) an Italian resident holds outside Italy may be subject to a foreign financial assets tax.  The taxable amount is equal to the fair market value of the Shares on December 31 or on the last day the Shares were held (the tax is levied in proportion to the number of days the Shares were held over the calendar year).  The value of financial assets held abroad must be reported in Form RM of the annual tax return.  Participant should consult a personal tax advisor for additional information about the foreign financial assets tax.

JAPAN

Notifications

Foreign Asset/Account Reporting Information. Details of any assets held outside of Japan as of December 31, including Shares, must be reported to the Tax Office, to the extent such assets have a total net fair market value exceeding ¥50,000,000. The report is due by March 15 each year. Participant is responsible for complying with this reporting obligation and should confer with his or her personal tax advisor in this regard.

KOREA

Notifications

Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., brokerage accounts, bank accounts) to the Korean tax authority and file a report with respect to such accounts if the value of the assets in such accounts exceeds KRW 500 million (or the equivalent amount in a foreign currency) on any month-end date during the calendar year. Participant is responsible for complying with applicable reporting obligations and is advised to speak to his or her personal legal advisor on this matter.

MALAYSIA

6728180-v4\GESDMS – May 2021    20

Notifications
Director Notification Obligation. If Participant is director of a Subsidiary in Malaysia, Participant is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify such Malaysian Subsidiary in writing when Participant receives or disposes of an interest (e.g., Stock Units, Shares) in the Company or any related company. Such notifications must be made within fourteen days of receiving or disposing of any interest in the Company or any related company.

NETHERLANDS

There are no country-specific provisions.

POLAND

Notifications

Exchange Control Information. Polish residents holding cash and foreign securities (including Shares) in bank or brokerage accounts outside of Poland must report information to the National Bank of Poland on transactions and balances in such accounts if the value of such cash and securities exceeds PLN 7 million. If required, such reports must be filed on special forms available on the website of the National Bank of Poland. Participant should consult with a personal legal advisor to determine whether Participant will be required to submit reports to the National Bank of Poland.

Further, any transfer of funds in excess of €15,000 (or if such transfer of funds is connected with business activity of an entrepreneur, a lower threshold) into or out of Poland must be effected through a bank account in Poland. All documents connected with any foreign exchange transactions must be retained for a period of five years from the end of the year in which the transaction occurred.

ROMANIA

Terms and Conditions

Language Consent. By accepting the grant of Stock Units, Participant acknowledges that he or she is proficient in reading and understanding English and fully understands the terms of the documents related to the grant (the Notice of Grant, the Agreement and the Plan), which were provided in the English language. Participant accepts the terms of those documents accordingly.
Consimtamant cu privire la limba. Prin acceptarea acordarii de RSU-uri, Participantul confirma ca acesta sau aceasta are un nivel adecvat de cunoastere in ce priveste cititirea si
6728180-v4\GESDMS – May 2021    21

intelegerea limbii engleze, a citit si confirma ca a inteles pe deplin termenii documentelor referitoare la acordare (Anuntul, Acordul RSU si Planul), care au fost furnizate in limba engleza. Participantul accepta termenii acestor documente in consecinta.
Notifications
Exchange Control Information. If Participant deposits the proceeds from the sale of Shares acquired under the Plan into a bank account in Romania, Participant may be required to provide the Romanian bank with appropriate documentation explaining the source of the funds. Participant understands that Participant should consult with Participant’s personal legal advisor to determine whether Participant will be required to submit such documentation to the Romanian bank.

SINGAPORE

Terms and Conditions

Sale of Shares. Participant hereby agrees that any Shares acquired will not be offered for sale in Singapore prior to the six-month anniversary of the date of grant, unless such sale or offer is made pursuant to exemptions under Part XIII Division 1, Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) or pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.

Notifications

Securities Law Information. The Award of Stock Units is being made pursuant to the “Qualifying Persons” exemption under section 273(1)(f) of the SFA, on which basis it is exempt from the prospectus and registration requirements under the SFA and is not made to Participant with a view to the Stock Units or Shares being subsequently offered for sale to another party. The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore.
Director Notification Obligation. Directors (including alternate, substitute, associate and shadow directors) of the Company or a Singapore Parent or Subsidiary are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company or the Singapore Parent or Subsidiary in writing within two business days of any of the following events: (i) the acquisition or disposal of an interest (e.g., an Award, Shares) in the Company or any related companies; (ii) any change in previously-disclosed interests (e.g., sale of Shares), of (iii) becoming a director, an associate director or a shadow director of a Parent or Subsidiary in Singapore, if the individual holds such an interest at that time. These notification requirements apply regardless of whether the director is a resident of or employed in Singapore.

6728180-v4\GESDMS – May 2021    22

SPAIN

Terms and Conditions

Nature of Grant. The following provision supplements Section 9 of the Stock Unit Agreement:

In accepting the Stock Units, Participant acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.

Participant understands that the Company has unilaterally, gratuitously, and discretionally decided to grant Stock Units under the Plan to individuals who may be Employees, Consultants or Outside Directors throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Parent or Subsidiary on an ongoing basis. Consequently, Participant understands that the Stock Units are granted on the assumption and condition that the Stock Units or the Shares acquired upon vesting shall not become a part of any employment or service contract (either with the Company or any Parent or Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. In addition, Participant understands that this grant would not be made to Participant but for the assumptions and conditions referred to above; thus, Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of Units shall be null and void.

Further, the vesting of the Stock Units is expressly conditioned on Participant’s continued and active rendering of service, such that if Participant’s Continuous Service terminates for any reason whatsoever, the Stock Units cease vesting immediately effective on the date of Participant’s termination of Continuous Service. This will be the case, for example, even if (1) Participant is considered to be unfairly dismissed without good cause (i.e., subject to a “despido improcedente”); (2) Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) Participant terminates Continuous Service due to a change of work location, duties or any other employment or contractual condition; (4) Participant terminates Continuous Service due to a unilateral breach of contract by the Company or any Parent or Subsidiary; or (5) Participant’s Continuous Service terminates for any other reason whatsoever.

Notifications

Securities Law Information. The Stock Units described in the Plan and the Agreement do not qualify under Spanish regulations as a security. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Plan and the Agreement have not been nor will they be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), and they do not constitute a public offering prospectus.

Exchange Control Information. It is Participant’s responsibility to comply with exchange control regulations in Spain. Participant is required to electronically declare to the Bank of Spain
6728180-v4\GESDMS – May 2021    23

any security accounts (including brokerage accounts held abroad), as well as the securities (including Shares acquired under the Plan) held in such accounts if the value of the transactions for all such accounts during the prior year or the balances of such accounts as of December 31 of the prior year exceeds €1,000,000.

Different thresholds and deadlines to file this declaration apply. However, if neither such transactions during the immediately preceding year nor the balances/positions as of December 31 exceed €1,000,000, no such declaration must be filed unless expressly required by the Bank of Spain. If any of such thresholds were exceeded during the current year, Participant may be required to file the relevant declaration corresponding to the prior year, however, a summarized form of declaration may be available. Participant should consult a personal tax or legal advisor for further information regarding exchange control reporting obligations.

Further, Participant is required to declare the acquisition of Shares for statistical purposes to the Spanish Direccion General de Comercio e Inversiones (the “DGCI”) of the Ministry of Economy and Competitiveness. Generally, the declaration must be filed on form D-6 in January for Shares owned as of December 31 of each year; however, if the value of the Shares or the sale proceeds exceeds €1,502,530, a declaration must be filed within one month of the acquisition or sale, as applicable.

Foreign Asset/Account Reporting Information. To the extent Participant holds Shares or has bank accounts outside of Spain with a value in excess of €50,000 (for each type of asset) as of December 31, Participant must report information on such assets on his or her tax return Form 720 for such year with severe penalties in the event of non-compliance. After such Shares or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously reported Shares or accounts increases by more than €20,000 as of each subsequent December 31, or if Participant sells Shares or cancels bank accounts that were previously reported.

SWEDEN

Terms and Conditions

Responsibility for Taxes. The following provision supplements Section 7 of the Stock Unit Agreement:

Without limiting the Company and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 7 of the Stock Unit Agreement, in accepting the grant of the Stock Units, Participant authorizes the Company and/or the Employer to withhold Shares or to sell Shares otherwise deliverable to Participant upon vesting and settlement of the Stock Units in order to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer has an obligation to withhold such Tax-Related Items.
6728180-v4\GESDMS – May 2021    24

SWITZERLAND

Notifications

Securities Law Information.  Neither this document nor any other materials relating to the Stock Units (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”) (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Corporation or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority.

TAIWAN

Notifications

Securities Law Information. The grant of Stock Units and any Shares acquired pursuant to the Plan are available only for Employees, Consultants and Outside Directors of the Company or a Parent or Subsidiary. The offer is not a public offer of securities by a Taiwanese company; therefore, it is exempt from registration in Taiwan.

3.Exchange Control Information. Taiwanese residents may remit and acquire up to US$5,000,000 per year in foreign currency (including proceeds from the sale of Shares or the receipt of any dividends) without justification. If the transaction amount is TWD500,000 or more in a single transaction, a Foreign Exchange Transaction Form must be submitted, along with supporting documentation to the satisfaction of the bank involved in the transaction. Participant should consult with his or her personal advisor to ensure compliance with applicable exchange control laws in Taiwan.

UNITED KINGDOM

4.Terms and Conditions
Settlement of Stock Units. The following provision supplements Section 2 of the Stock Unit Agreement:

Notwithstanding Section 2 of the Stock Unit Agreement and Section 13(c) of the Plan, the Stock Units will be settled in Shares only, not cash.

Responsibility for Taxes. The following supplements Section 7 of the Stock Unit Agreement:

6728180-v4\GESDMS – May 2021    25

Without limitation to any provision of the Agreement, Participant agrees that Participant is liable for all Tax-Related Items, as and when required by the Company or the Employer, as applicable, or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or other relevant authority). Participant also agrees to indemnify and keep indemnified the Company and the Employer, as applicable, against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on Participant’s behalf to HMRC (or any other tax authority or other relevant authority).

Notwithstanding the foregoing, if Participant is an executive officer or director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), Participant understands that he or she may not be able to indemnify the Company for the amount of any Tax-Related Items not collected from or paid by Participant, in case the indemnification could be considered to be a loan. In this case, any income tax not collected within 90 days of the end of the U.K. tax year in which an event giving rise to the Tax Obligations occurs may constitute a benefit to Participant on which additional income tax and employee National Insurance contributions (“NICs”) may be due. Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer, as applicable, for the value of any employee NICs due on this additional benefit, which may be recovered from Participant by any of the means referred to in Section 7 of the Stock Unit Agreement.

Joint Election. The Company reserves the right to transfer Secondary Class 1 NICs to Participant. As a condition of participating in the Plan, Participant acknowledges and agrees that Participant may be liable for the Secondary Class 1 NICs which may be payable by the Company or the Employer (or by any successor to the Company or the Employer) with respect to the acquisition of Shares pursuant to the Stock Units, the assignment or release of the Stock Units for consideration, or the receipt of any other benefit in connection with the Stock Units and that liability for the Secondary Class 1 NICs payments may be transferred to Participant to the fullest extent permitted by law.

If the Company chooses to transfer the Secondary Class 1 NICs, and without limitation to the above, Participant agrees to make an election, in the form specified and/or approved for such election by HMRC, that the liability for the Secondary Class 1 NICs payments on any such gains shall be transferred to Participant (the “Election”). Participant further agrees to execute such other elections as may be required between Participant and any successor to the Company and/or the Employer. Participant hereby authorizes the Company and the Employer to withhold such Secondary Class 1 NICs by any of the means set forth in Section 7 of the Agreement if and when such Secondary Class 1 NICs are transferred to Participant.

Further, if the Company chooses to transfer the Secondary Class 1 NICs payments and Participant does not make an Election, or the approval of the Election is been withdrawn by HMRC, or the Election is jointly revoked by Participant and the Company or the Employer, as applicable, then these Stock Units shall, at the discretion of the Company, without any liability to the Company or the Employer, cease vesting and become null and void.
6728180-v4\GESDMS – May 2021    26

VIETNAM

Terms and Conditions
The following terms and conditions apply if Participant is subject to exchange control restrictions and regulations in Vietnam, including the requirements imposed by the State Bank of Vietnam (“SBV”), as determined by the Administrator in its sole discretion:
Vesting Schedule. The following provision supplements Section 3 of the Stock Unit Agreement:
In addition to the vesting requirements set forth in the Notice of Grant and the Stock Unit Agreement, vesting and settlement of the Stock Units is also conditioned on the Company securing and maintaining all necessary approvals from the SBV and any other applicable government entities required to permit the operation of the Plan in Vietnam (the “SBV Registration Requirement”). If or to the extent the Company does not complete the registration or maintain the registration, no Shares shall be issued under the Stock Units. In this case, the Company retains the discretion to settle any Stock Units for which the vesting requirements (but not the SBV Registration Requirement) has been met in cash paid through local payroll in an amount equal to the fair market value of the Shares subject to the Stock Units less any withholding obligation for Tax-Related Items.
Shares Must Remain With Company’s Designated Broker. Participant agrees to hold any Shares received upon settlement of the Stock Units with the Designated Broker until the Shares are sold. The limitation shall apply to all Shares issued to Participant under the Plan, whether or not Participant remains in Continuous Service.

Forced Sale of Shares. The Company has the discretion to arrange for the sale of the Shares issued upon settlement of the Stock Units, either immediately upon settlement or at any time thereafter. In any event, if Participant’s Continuous Service is terminated, Participant will be required to sell all Shares acquired upon settlement of the Stock Units within such time period as required by the Company or the SBV. Any Shares remaining in the brokerage account at the end of this period shall be sold by the Designated Broker (on Participant’s behalf and Participant hereby authorizes such sale). Participant agrees to sign any additional agreements, forms and/or consents that reasonably may be requested by the Company (or the Designated Broker) to effectuate the sale of Shares (including, without limitation, as to the transfer of the sale proceeds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters. Participant acknowledges that neither the Company nor the Designated Broker is under any obligation to arrange for the sale of Shares at any particular price and that broker’s fees and similar expenses may be incurred in any such sale. In any event, when the Shares are sold, the sale proceeds, less any withholding for Tax-Related Items, any broker’s fees or commissions, and any similar expenses of the sale, will be remitted to Participant in accordance with applicable exchange control laws and regulations.

Exchange Control Restrictions. Participant understands and agree that, pursuant to local exchange control requirements, Participant will be required to repatriate to Vietnam the proceeds from the sale of the Shares acquired under the Plan and any cash dividends paid on the Shares. Participant further understands that such repatriation of proceeds may need to be effected
6728180-v4\GESDMS – May 2021    27

through a special bank account established by the Company or the Employer, and Participant hereby consents and agrees that any sale proceeds and cash dividends may be transferred to such special account by the Company or the Employer on Participant’s behalf prior to being delivered to Participant and that no interest shall be paid with respect to funds held in such account.

Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in Vietnam. Participant acknowledges that the Company and the Employer are under no obligation to secure any particular exchange conversion rate and that the Company and the Employer may face delays in converting the proceeds to local currency due to exchange control restrictions. Participant agrees to bear any currency fluctuation risk between the time the Shares are sold and the time the net proceeds are converted into local currency and distributed to Participant. Participant further agrees to comply with any other requirements that may be imposed by the Company or the Employer in the future in order to facilitate compliance with exchange control requirements in Vietnam.

* * * * *

6728180-v4\GESDMS – May 2021    28